                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              VITECH AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              VITECH AMERICA, INC.
              2190 NORTHWEST 89TH PLACE, MIAMI, FLORIDA 33172-2427
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 4, 2001
                             ---------------------

TO THE HOLDERS OF OUR COMMON STOCK:

     PLEASE TAKE NOTICE that the 2001 Annual Meeting of Shareholders of Vitech America, Inc., a Florida corporation, will be held at 2190 Northwest 89th Place, Miami, Florida 33172-2427 on June 4, 2001 at 9:00 a.m., Eastern Standard Time, or at any and all adjournments thereof, for the following purposes:

          (1) To elect five directors to our board of directors to hold office until our 2002 annual meeting of shareholders or until their successors are duly elected and qualified;

          (2) To ratify the appointment of Pannell Kerr Forster PC as auditors of our financial statements for the fiscal year ending December 31, 2001; and

          (3) To consider and vote upon a proposal to increase the number of shares of our common stock, no par value, authorized under our 1996 stock option plan from 550,000 to 2,500,000 shares.

          (4) To transact such other business as may properly come before the annual meeting and any adjournment thereof.

     Our board of directors has fixed the close of business on April 26, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, our annual meeting.

     Our financial statements for the fiscal year ended December 31, 2000 are included in our accompanying annual report on form 10-K. Our annual report does not form any part of the material for the solicitation of proxies.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if the enclosed envelope is used and mailed in the United States.

                                          By Order Of The Board Of Directors,

                                          /s/ EDWARD A. KELLEY

                                          Edward A. Kelly
                                          Secretary

Miami, Florida
May 1, 2001

     THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              VITECH AMERICA, INC.
                           2190 NORTHWEST 89TH PLACE
                           MIAMI, FLORIDA 33172-2427
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The Proxy Statement is furnished in connection with the solicitation by the board of directors of Vitech America, Inc, a Florida corporation, of proxies for use at the 2001 Annual Meeting of Shareholders to be held at 2190 Northwest 89th Place, Miami, Florida 33172-2427 on June 4, 2001 at 9:00 a.m., Eastern Standard Time, or at any and all adjournments thereof. The cost of this solicitation will be borne by us. Our directors, officers and employees may solicit proxies by telephone, telegraph or personal interview. Our annual report on form 10-K for the fiscal year ended December 31, 2000 is being mailed together with this proxy statement and form of proxy. The date of mailing of this proxy statement and form of proxy is approximately May 1, 2001.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     Our board of directors has fixed the close of business on April 26, 2001 as the record date for determining the shareholders entitled to notice of, and to vote at our annual meeting. Only shareholders of record on that date, on which our transfer books remained open, will be entitled to vote. A shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to our proxy holders at any time before it is voted. Unless authority is withheld in writing, proxies which are properly executed will be voted for the proposals thereon. Although a shareholder may have given a proxy, such shareholder may nevertheless attend the meeting, revoke the proxy and vote in person. The affirmative vote of a plurality of the shares of our common stock present or represented at the meeting is required to elect the directors. Ratification of appointment of our auditors, approval of the increase in the number of shares authorized for issuance under our 1996 stock option plan, and any other matter that may be submitted to a vote of our shareholders will require the affirmative vote of a majority of the shares of our common stock voting at our annual meeting in person or by proxy.

     As of April 26, 2001, the record date for determining our shareholders entitled to vote at our annual meeting, 20,534,626 shares of our common stock, no par value per share, were issued and outstanding. Each share of our common stock entitles the holder to one vote on all matters brought before our annual meeting. The quorum necessary to conduct business at our annual meeting consists of a majority of the outstanding shares of our common stock as of the record date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum and have no effect for the election of directors, for the vote on the ratification of the appointment of our independent auditors, and for the vote for the approval of the increase in the number of shares authorized for issuance under our 1996 stock option plan.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the common stock ownership information as of April 26, 2001, with respect to (i) each person known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group:

                                                                       PERCENTAGE BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(1)            NUMBER OF SHARES           OWNED(2)
---------------------------------------            ----------------    -----------------------
Georges C. St. Laurent, III......................     1,142,910                  5.6%
William C. St. Laurent...........................     2,666,565(3)              13.0%
H.R. Shepherd....................................        53,000(4)                 *
William Robin Blackhurst.........................        31,000(5)                 *
Francisco Suarez Warden..........................        10,000(6)                 *
Edward A. Kelly..................................        36,800(7)                 *
Georges C. St. Laurent, Jr.......................     9,381,834(8)              41.6%
  5115 Dubois Avenue
  Vancouver, WA 98661
Gateway Companies, Inc...........................     7,070,743(9)              26.3%
  4545 Towne Centre Court
  San Diego, CA 92121
All directors and named executive officers as a
  group (6 persons)..............................     3,940,275(10)             19.1%

---------------

  *  Less than 1%
 (1) Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Vitech America, Inc., 2190 N.W. 89th Place, Miami, Florida 33172. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.
 (2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this proxy statement upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this proxy statement have been exercised. As of April 26, 2001 there were 20,534,626 shares of our common stock outstanding.
 (3) Includes 2,199,858 shares of our common stock held by Wolf Partners, a family Limited Partnership of which William C. St. Laurent is the general partner.
 (4) Includes options to purchase 53,000 shares of our common stock.
 (5) Includes options to purchase 31,000 shares of our common stock.
 (6) Includes options to purchase 10,000 shares of our common stock.
 (7) Includes options to purchase 32,040 shares of our common stock.
 (8) Includes options and warrants to purchase 387,467 shares of our common stock, and an option to convert a convertible note into 1,644,612 shares of our common stock.
 (9) Includes an option to convert a convertible note into 6,352,459 shares of our common stock. We are currently engaged in litigation with Gateway Companies, Inc. regarding a dispute over certain agreements between us and Gateway Companies, Inc. including this convertible note. Accordingly, Gateway's ability to convert the convertible note into shares of our common stock is in dispute.
(10) See notes (3)-(7) above.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by the Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been complied with for the period to which this proxy relates.

                        ELECTION OF DIRECTORS; NOMINEES

     Five individuals have been nominated to serve as our directors for the ensuing year and until their successors shall have been duly elected and qualified. The persons named in the accompanying proxy have advised our management that unless authority is withheld in the proxy, they intend to vote FOR the election of the individuals listed in the table on the following page. Our management does not contemplate that any of the nominees named in the table will be unable, or will decline, to serve; however, if any of the nominees is unable to serve or declines to serve, the persons named in the accompanying proxy may vote for another person, or persons, in their discretion. The following table sets forth certain information with respect to each nominee for election to our board of directors. All of the nominees currently serve as our directors. A summary of the background and experience of each nominee is set forth in the paragraphs following the table.

                             NOMINEES FOR ELECTION

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Georges C. St. Laurent III(2)                40    Chairman of the Board of Directors and
                                                     Chief Executive Officer
William C. St. Laurent                       36    President, Chief Operating Officer, and
                                                     Director
H.R. Shepherd(1)(2)                          79    Director
William Robin Blackhurst(1)                  66    Director
Francisco Suarez Warden(1)(2)                58    Director

---------------

(1) Member of our audit committee
(2) Member of our compensation committee

     Georges C. St. Laurent III has served as our Chairman of the Board and Chief Executive Officer since 1993. Between 1986 and January 1993, Mr. St. Laurent operated GSL Trading Co., a re-manufacturer of computer hardware for sale to Brazil and other Latin American countries. Between 1986 and 1993, Mr. St. Laurent was also an officer and principal shareholder of TNT Systems Inc., a computer parts broker selling to customers in Latin America and the United States. From 1986 to the present, Mr. St. Laurent has been a director of Clinica Kirpalamar, a not-for-profit Latin American medical foundation. Mr. St. Laurent graduated from Yale University in 1982 with a Bachelor of Science in Molecular Biology. Georges C. St. Laurent III is the brother of William C. St. Laurent.

     William C. St Laurent has served as our President and Chief Operating Officer and a Director since 1993. Mr. St. Laurent has also served as Vice Chairman of the Board of Directors of the Western Bank of Oregon from January 1989 through January 1996. Mr. St. Laurent previously owned several private food processing companies located in Oregon from 1988 to 1992. Mr. St. Laurent graduated from Cornell University in 1986 with a Bachelor of Science in Hotel Administration. William C. St. Laurent is the brother of Georges C. St. Laurent III.

     H.R. Shepherd has been a director since November 1996. Since 1993, Mr. Shepherd has served as special advisor to the Chairman of Medeva PLC, a pharmaceutical company. From 1955 to 1993 Mr. Shepherd served as Founder and Chairman of Armstrong Pharmaceuticals, previously known as Aerosol Techniques, a pharmaceutical drug delivery company which was acquired by Medeva PLC. Mr. Shepherd is the Chairman of the Albert B. Sabin Vaccine Foundation.

     William Robin Blackhurst has served as director since January 1998. Mr. Blackhurst retired in 1997 after serving as managing director for the Sao Paulo office of UBS Securities LLC since 1994. Prior to 1994, Mr. Blackhurst was engaged in managerial positions at Banco Multiplic S.A., ACP, Inc. and Brazil Venture Capital Partic. Ltda. Mr. Blackhurst holds a Master of Arts degree in Law from the Balliol College, Oxford University in England.

     Francisco Suarez Warden, CPA, has been a director since February 2000. Mr. Suarez served as a Director in various capacities for Groupo Financiero Bancomer in Mexico from March 1996 to January 2001. He has over 25 years of senior management experience with U.S. companies operating in Latin America, including Mexico and Brazil. Mr. Suarez is a former President of the Mexican Institute of Financial Executives and Vice President of the Board of the National Chapter. He received his CPA degree from the Instituto Tecnologico de Monterrey, Mexico.

EXECUTIVE OFFICERS

     A summary of the background and experience of each of our executive officers, other than Georges C. St. Laurent III and William C. St. Laurent is set forth below in the following paragraph. The background and experience of Georges C. St. Laurent, III and William C. St. Laurent are described in the section captioned "Election of Directors; Nominees." All executive officers serve at the discretion of our board of directors.

     Edward A. Kelly has served as our Chief Financial Officer since June 1997. Mr. Kelly served as our Corporate Controller from June 1996 to June 1997. Mr. Kelly graduated from the University of Florida with a Bachelor of Science Degree in Finance and holds a Master of Business Administration from the University of Florida. Prior to joining us, Mr. Kelly worked as an associate with a seed capital fund that assisted start-up technology companies. Prior to that, Mr. Kelly worked in the cellular industry with Bell South Mobility, Inc.

MEETINGS AND COMMITTEES OF OUR BOARD OF DIRECTORS

     During our fiscal year ended December 31, 2000, our board of directors held three (3) meetings and took action an additional five (5) time by unanimous written consent. Each member of our board participated in each action of the board.

     Our board of directors have established a compensation committee and an audit committee. The compensation committee administers our stock option plan and makes recommendations to the full board of directors concerning compensation, including incentive arrangements, of our officers and key employees. The members of the compensation committee are Georges C. St. Laurent, H.R. Shepherd, and Francisco Suarez. During the year ended December 31, 2000, the compensation committee held three (3) meetings. The audit committee reviews the engagement of our independent accountants and reviews the independence of the accounting firm. The audit committee also reviews the audit and non-audit fees of our independent accountants and the adequacy of our internal accounting controls. The members of the audit committee are William Robin Blackhurst, H.R. Shepherd, and Francisco Suarez. During the year ended December 31, 2000, the audit committee held four (4) meetings. The compensation committee and the audit committee consist of a majority of independent directors.

     Our directors who are not our employees are paid $2,500 per meeting for serving as directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth information relating to the compensation paid by us for the past three fiscal years to: (i) our Chairman and Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2000:

                                                                    STOCK      ALL OTHER ANNUAL
NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS    OPTIONS (#)     COMPENSATION
---------------------------          ----   --------   -------   -----------   ----------------
Georges C. St. Laurent III,........  2000   $240,000   $30,000         --             --
  Chairman of the Board              1999   $192,000   $50,000         --             --
  and Chief Executive                1998   $240,000   $50,000         --             --
  Officer
William C. St. Laurent,............  2000   $240,000   $30,000         --             --
  President and                      1999   $192,000   $50,000         --             --
  Chief Operating Officer            1998   $240,000   $50,000         --             --
Edward A. Kelly....................  2000   $100,000   $30,000         --             --
  Chief Financial Officer            1999   $100,000   $30,000     25,000             --
                                     1998   $100,000   $18,063         --             --

OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to our executive officers during the year ended December 31, 2000.

AGGREGATED FISCAL YEAR-END OPTIONS VALUE TABLE

     The table below sets forth certain information pertaining to unexercised stock options held by our executive officers during the year ended December 31, 2000. No stock options were exercised by our executive officers during the year ended December 31, 2000.

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS HELD AT                 OPTIONS AT
                                   SHARES                      DECEMBER 31, 2000             DECEMBER 31, 2000
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Georges C. St. Laurent, III....        0           0             0             0          $     0            0
William C. St. Laurent.........        0           0             0             0          $     0            0
Edward A. Kelly................        0           0        32,040             0          $19,642            0

---------------

(1) The closing bid quotation for our common stock as reported by the Wall Street Journal on December 31, 2000 was $3.94 and $.82 on April 10, 2001.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following statement made by the compensation committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of such acts.

     The compensation committee is responsible for making recommendations to our board of directors concerning executive compensation, including base salaries, bonuses, awards of stock options and reimbursement of certain business related costs and expenses. The compensation committee currently consists of Messrs. Georges C. St. Laurent III, H.R. Shepherd, and Francisco Suarez Warden, Messrs. Shepherd and Suarez are non-employee directors. Mr. St. Laurent does not vote on or participate in discussions concerning his compensation.

     In determining the compensation of our executive officers, the compensation committee takes into account all factors which it considers relevant, including the business conditions in general and in our line of business during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area for which such executive officer is responsible. The structure of each executive compensation package is weighted toward incentive forms of compensations, including stock options, so that such executive's interest is aligned with the interests of our shareholders. The compensation committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of Vitech America Inc. and gives them an interest similar to our shareholders in our success. The compensation program for the executive officers in 2000 consisted of base salaries, cash bonuses and reimbursement of certain business related expenses.

     To the extent readily determinable, another factor the compensation committee considers when determining compensation is the anticipated tax treatment to us and to the executive officer of various payments and benefits. For example, some types of compensation plans and their deductibility by us depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Further interpretations of, and changes in the tax laws and other factors beyond the compensation committee's control also could affect the deductibility of compensation.

                                          COMPENSATION COMMITTEE

                                          Georges C. St. Laurent III, Chairman
                                          H.R. Shepherd
                                          Francisco Suarez Warden

AUDIT COMMITTEE REPORT

     The following statement made by the audit committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of such acts.

     The audit committee reviewed and discussed with the independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, and reviewed and discussed the audited financial statements for the year ended December 31, 2000, both with and without management present. In addition, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Vitech America Inc. that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independent Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. Based upon the audit committee's review and discussions with management and the independent auditors referenced above, the audit committee recommended to our board of directors that Vitech America Inc.'s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the SEC. The Audit Committee also recommended reappointment, subject to shareholder approval, of the independent auditors and the Board of Directors concurred in such recommendation.

                                          AUDIT COMMITTEE

                                          H.R. Shepherd, Chairman
                                          William Robin Blackhurst
                                          Francisco Suarez Warden

STOCK PERFORMANCE GRAPH

                COMPARISON OF 50 MONTH CUMULATIVE TOTAL RETURN*
           AMONG VITECH AMERICA, INC., THE NASDAQ STOCK MARKET (U.S.)
                                     INDEX
                  AND THE NASDAQ COMPUTER MANUFACTURING INDEX

                                                                               NASDAQ STOCK MARKET           NASDAQ COMPUTER
                                                  VITECH AMERICA, INC.               (U.S.)                   MANUFACTURER
                                                  --------------------         -------------------           ---------------
10/31/96                                                 100.00                      100.00                      100.00
12/96                                                     94.32                      106.11                      104.50
12/97                                                    163.64                      129.96                      126.26
12/98                                                    155.00                      183.24                      274.60
12/99                                                     80.00                      340.53                      582.89
12/00                                                     39.38                      204.73                      328.38

     * $100 INVESTED ON 10/31/96 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                              CERTAIN TRANSACTIONS

     In March 1999, we received a loan from Georges St. Laurent Jr., the father of Georges St. Laurent III, our Chairman of the Board and Chief Executive Officer, and William St. Laurent, our President and Chief Operating Officer, for $10.5 million. This loan was in addition to the $6.7 million in loans that we had received in 1998 from Georges St. Laurent Jr. The $6.7 million in loans are evidenced by promissory notes, are secured by liens on all of our assets, bear interest at the annual rate of 10%, and are payable upon demand with 90 days' notice. The $10.5 million loan is evidenced by a promissory note bearing interest at the annual rate of 10%. At Mr. St. Laurent's option, the note can be exchanged for a convertible note convertible at $9.25 per share should the loan not be repaid on demand with 90 days notice. In connection with this loan, we issued warrants to Georges St. Laurent Jr. to purchase 300,000 shares of our common stock at an exercise price of $9.25 per share. During 1999, we repaid approximately $3.6 million of such loans.

     In July 2000, Georges St. Laurent Jr. purchased a convertible debenture of ours in the principal amount of $8.7 million from a third party investor. The convertible debenture was originally issued by us in May 1999 as part of a $10.0 million private placement of convertible debentures to a third party investor. As an incentive for Mr. St. Laurent to purchase the debenture, we adjusted the initial conversion price from $11.00 to $5.29 and extended the provision whereby the holder may require us to repurchase the debenture at a premium. This provision allows the holder, at their option, to require us to repurchase the debenture at an annualized premium of 16%. This option is available to the holder on a monthly basis. The convertible debenture matures in May 2001 and bears interest at the annual rate of 10%.

     During 2000, we entered into transactions with an aggregate value of approximately $11.0 million with ITC.net, an entity which we have a minority ownership interest in and whose principal shareholders are Georges St. Laurent III and William St. Laurent. In 1999 we entered into transactions with an aggregate value of $3.5 million with ITC.net. As of December 31, 2000, we had a receivable outstanding from ITC.net of $1.6 million. Additionally, during 1998, we entered into a joint marketing agreement with ITC.net, whereby the two companies will cross sell each others' products. In consideration for the joint marketing agreement, ITC.net granted to our shareholders of record date March 1, 1999, warrants to purchase one share of ITC.net common stock for every share of our stock owned by the shareholder. The warrants have an exercise price of $0.15 per share and are non-exercisable and non-transferable until such time that there is an effective registration statement covering the securities of ITC.net. All of the transactions that we entered into with ITC.net were on terms no better or less favorable than those obtainable from a third party.

     In September 1999, we formed a strategic alliance with Gateway that resulted in a $31.0 million investment by Gateway. The investment was in the form of a 10% convertible promissory note, with interest payable quarterly. The note matured on March 16, 2001 and is convertible at $4.88. We were also granted an option to acquire certain exclusive territorial rights in Brazil from Gateway. For this option, we issued 538,284 shares of our common stock to Gateway. In June 2000 we exercised our option and entered into a five year exclusive territorial rights agreement with Gateway. In March 2000, we entered into a $10.0 million loan agreement with Gateway for the purchase of components. The one year loan bears interest at 10% per year payable quarterly. At the option of Gateway, the note is convertible into our common stock if not repaid by us at maturity. During 2000, we purchased products valued at approximately $14.3 million from Gateway. During 1999, we purchased products valued at approximately $2.6 million from Gateway.

     On March 9, 2001, we filed a lawsuit against Gateway in the United States District Court for the Southern District of Florida for fraud, negligent misrepresentation and breach of contract. We believe that Gateway fraudulently induced us to enter into the September 1999 convertible loan agreement. In particular, Gateway represented to us that it would make certain investments in Vitech according to a capital plan presented by us to Gateway, provide savings in cost of goods sold, and provide us with use of the Gateway brands and trademarks, among other things. During the term of the relationship, we believe that Gateway is and has been in breach of these contractual obligations.

     Gateway has responded to our lawsuit with a separate lawsuit filed in New York claiming that we are in default on $41 million of the loans made to us. We believe the Gateway suit is without merit and we are asking the court by way of our suit that the loan agreements be set aside until our claims are resolved. We are in discussions with Gateway in an attempt to settle the dispute. If we fail to reach an amicable settlement of the dispute, it could cause cross defaults on our other debt obligations and may cause some of our senior secured creditors to act on their collateral which would have a material adverse effect on us.

     During 2000, we made loans to Georges C. St. Laurent III. The highest amount outstanding during 2000 was approximately $390,000. The balance outstanding at December 31, 2000 was approximately $229,000.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Our board of directors has approved and recommends the appointment of Pannell Kerr Forster PC as our independent auditors for the fiscal year ending December 31, 2001. Pannell Kerr Forster PC has audited our consolidated financial statements since inception in 1993. Fees paid to the independent auditors were as follows: Audit Fees: Approximately $200,000 for the audit of our consolidated financial statements for the fiscal year ended December 31, 2000 and for the review of our consolidated financial statements included in our quarterly filings on Form 10-QSB; and Other Fees: Approximately $30,000 for audit-related services.

Audit related services generally include fees for business acquisitions, accounting consultations and SEC registration statements.

     Although our board of directors is submitting the appointment of Pannell Kerr Forster PC for shareholder approval, it reserves the right to change the selection of Pannell Kerr Forster PC as auditors, at any time during the fiscal year, if it deems such change to be in our best interest, even after shareholder approval. One or more representatives of Pannell Kerr Forster PC are expected to be present at our annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF PANNELL KERR FORSTER PC AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                PROPOSAL THREE:

          PROPOSAL TO APPROVE THE INCREASE OF THE NUMBER OF OUR SHARES
                  AUTHORIZED UNDER OUR 1996 STOCK OPTION PLAN
                        TO 2,500,000 FROM 550,000 SHARES

     In order to continue to offer incentive compensation in the form of stock ownership in us and for us to be able to continue to issue stock options and other forms of stock-based incentive compensation under our 1996 stock option plan, the compensation committee and our board of directors have deemed it advisable to amend our 1996 stock option plan to increase the number of shares authorized to be issued under the 1996 stock option plan to 2,500,000 shares from 550,000 shares. In the opinion of the compensation committee and of our board of directors, the authorization to issue additional shares would provide an additional incentive to attract and retain qualified and competent persons who provide management services or upon whose efforts and judgment our success is largely dependent, through encouragement of stock ownership in us by such persons. The affirmative vote of the holders of a majority of our common stock voting at our annual meeting is necessary to approve the amended 1996 stock option plan.

     Our 1996 stock option plan provides for the grant of options to purchase shares of our common stock to our employees, officers, directors, and consultants. Options may be either incentive stock options within the meaning of
Section 422 of the United States Internal Revenue Code of 1986, as amended, or non-qualified options. Incentive stock options may be granted only to our employees, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to our employees.

     Our 1996 stock option plan is administered by the compensation committee of our board of directors, which determines, among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of each option, and the option exercise price.

     The exercise price of an incentive stock option may not be less than the fair market value per share of our common stock on the date the option is granted. The exercise price of a non-qualified option may be established by our board of directors (or the compensation committee). The aggregate fair market value (determined as of the date the option is granted) of our common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of our stock (a 10% Shareholder ) shall be eligible to receive any incentive stock options under our 1996 stock option plan unless the exercise price is at least 110% of the fair market value of the shares of our common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitations.

     Incentive stock options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option may be exercised only by the optionee. In the event of termination of employment for cause or voluntary termination of employment by the optionee, the option will expire upon such termination. In the event of termination of employment other than by death or disability, for cause, or voluntary termination by the optionee, the optionee will have no more than thirty days after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by our board of directors. Upon termination of employment of an optionee by reason of death or permanent and total disability, such optionee s options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under our 1996 stock option plan must be issued within ten years from August 20, 1996, the effective date of our 1996 stock option plan. Incentive stock options granted under our 1996 stock option plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% Shareholder are limited to five year terms. Options granted under our 1996 stock option plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to us of shares of our common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, if so provided in an optionee's grant, such optionee may be able to tender shares of our common stock to purchase additional shares of our common stock and may theoretically exercise all of his or her stock options with no additional investment other than the consideration paid for the purchase of such optionee's original shares.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under our 1996 stock option plan.

     Our 1996 stock option plan may be terminated or amended at any time by our board of directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under our 1996 stock option plan may not be increased without the consent of our shareholders.

     As of the date of this proxy, options for 367,127 shares of our common stock have been issued pursuant to this plan. Such options were issued to our employees, directors and consultants at exercise prices ranging from $5.50 to $18.00 per share.

     OUR BOARD OF DIRECTORS DEEMS PROPOSAL NUMBER THREE TO BE IN OUR BEST INTEREST AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.

                         INTEREST OF CERTAIN PERSONS IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

     We are not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.

                                 OTHER MATTERS

     Our board of directors knows of no other business to be brought before our annual meeting. If, however, any other business should properly come before our annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by proxy to do otherwise.

                 SHAREHOLDERS' PROPOSALS TO BE PRESENTED AT THE
                 COMPANY'S NEXT ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended to be presented at our 2002 annual meeting of our shareholders must be received by us, at our principal executive offices not later than January 1, 2002, for inclusion in our proxy statement and proxy relating to our 2002 annual meeting of our shareholders.

     In addition, the proxy solicited by our board of directors for our 2002 annual meeting of our shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with notice of such proposal no later than March 31, 2002.

                    AVAILABILITY OF FORM 10-K ANNUAL REPORT

     Copies of our annual report on form 10-K for the year ended December 31, 2000, and including related exhibits as filed with the Securities and Exchange Commission, are available without charge to shareholders upon request to our secretary, 2190 Northwest 89th Place, Miami, Florida 33172-2427.

                                          By Order Of The Board Of Directors,

                                          /s/ EDWARD A. KELLEY

                                          Edward A. Kelly,
                                          Secretary

Miami, Florida
May 1, 2001

                                                                       EXHIBIT A

                            AUDIT COMMITTEE CHARTER

     The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of Vitech America, Inc. ("the Company"), will have the oversight, responsibility, authority and specific duties as described below.

COMPOSITION

     The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the Nasdaq National Market (Nasdaq). The members of the Committee will be elected annually at the organizational meeting of the full Board held in June and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

     The Committee is part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure the compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

     Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

     The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

ATTENDANCE

     Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

SPECIFIC DUTIES

     In carrying out its oversight responsibilities, the Committee will:

          1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with the applicable Nasdaq Audit Committee Requirements.

          2. Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

          3. Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

          4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

          5. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

          6. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

          7. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

          8. At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

        - The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

        - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

        - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

        - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

     If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

          9. After preparation by management and review by internal audit and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

          10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs,

          11. Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

          12. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

          13. Review the appointment and replacement of the senior internal audit executive.

          14. Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

          15. Generally as part of the review of the annual financial statement, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

          16. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the Nasdaq, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
                              VITECH AMERICA, INC.
            PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- JUNE 4, 2001


     The undersigned, revoking all previous proxies, hereby appoint(s) William
C. St. Laurent, with full power of substitution, to represent and to vote all Common Stock of Vitech America, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held in Miami, Florida on Monday, June 4, 2001, including any original or subsequent adjournment thereof, with respect to the proposals set forth in the Notice of Annual Meeting and Proxy Statement. No business other than matters described on the reverse side are expected to come before the meeting, but should any other matter requiring a vote of stockholders arise, the person named herein will vote thereon in accordance with his best judgment. All powers may be exercised by said Proxy. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1) ON THE REVERSE SIDE, FOR THE APPROVAL OF PROPOSAL (2) AND FOR THE APPROVAL OF PROPOSAL (3).

             (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

              o PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED o

A [X] Please mark your votes
      as in this example.

(1)  ELECTION OF DIRECTORS OF THE COMPANY.

     VOTE FOR ALL NOMINEES LISTED     VOTE WITHHELD
     AT RIGHT (EXCEPT AS MARKED TO    FROM ALL
     THE CONTRARY BELOW)              NOMINEES

          [  ]                         [  ]

VOTE FOR all nominees listed at right,              NOMINEES:
except vote withheld for the following                George C. St. Laurent, III
nominee(s) (if any).                                  William C. St. Laurent
                                                      H.R. Shepard
                                                      Francisco Suerez Warren
-------------------------------------------           William Robia Blackhurst


(2) Proposal to ratify the appointment of Pannell Kerr Forster PC as auditors of the Company's financial statements for the fiscal year ending
     December 31, 2001.

     FOR                 AGAINST                  ABSTAIN

     [ ]                   [ ]                      [ ]

(3) Proposal to approve the increase in the number of shares authorized under the Company's 1996 Stock Option Plan to 2,500,000 shares.

     FOR                 AGAINST                  ABSTAIN

     [ ]                   [ ]                      [ ]

(4) Upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1), FOR PROPOSAL (2) AND FOR PROPOSAL (3).

     At their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1) AND "FOR" THE APPROVAL OF PROPOSAL (2) AND PROPOSAL (3).

     The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 2000 Annual Report on Form 10-K.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

  ---------------------------------------------------------------------------
                                   SIGNATURE


  ---------------------------------------------------------------------------
                           SIGNATURE, IF HELD JOINTLY

                                                  DATED:               , 2001
  -----------------------------------------------      ---------------
          (PLEASE PRINT NAME)


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by President or other authorized officer. If a partnership, please sign in partnership, name by authorized person.